EXHIBIT 21

SUBSIDIARIES OF DARDEN RESTAURANTS, INC.

As of May 31, 2026, we had four “significant subsidiaries”, as defined in Regulation S-X, Rule 1-02(w), identified as follows:

1.    GMRI, Inc., a Florida corporation, doing business as Olive Garden, Bahama Breeze and Seasons 52

2.    N and D Restaurants, LLC, a Florida limited liability company, doing business as Olive Garden

3.    RARE Hospitality International, Inc., a Georgia corporation, doing business as LongHorn Steakhouse and Olive Garden

4.    Yard House USA, Inc., a Delaware corporation, doing business as Yard House

In addition, we also had the following subsidiaries:

5.    Ruth’s Hospitality Group Inc., a Delaware corporation, doing business as Ruth’s Chris Steak House

6.    Capital Grille Holdings, Inc., a North Carolina corporation, doing business as The Capital Grille

7.    Chuy’s Opco, Inc., a Delaware corporation, doing business as Chuy’s Tex-Mex

8.    Cheddar’s Casual Cafe, Inc., a Delaware corporation, doing business as Cheddar’s Scratch Kitchen

9.    Darden Corporation, a Delaware corporation

10.    Eddie V’s Holdings, LLC, a Florida limited liability company, doing business as Eddie V’s

11.    Florida SE, LLC, a Florida limited liability company, doing business as Olive Garden

12.    Olive Garden Holdings, LLC, a Florida limited liability company, doing business as Olive Garden

13.    Olive Garden of Texas, LLC, a Texas limited liability company, doing business as Olive Garden

14.    Rare Hospitality Management, LLC, a Delaware limited liability company, doing business as LongHorn Steakhouse

15.    RCSH Operations, LLC, a Louisiana limited liability company, doing business as Ruth’s Chris Steak House

16.    Seasons 52 Holdings, LLC, a Florida limited liability company, doing business as Seasons 52